                                                               EXHIBIT 22(h)(iv)

                                 WT MUTUAL FUND
                            SHAREHOLDER SERVICE PLAN
                              (ROXBURY PORTFOLIOS)

      This Shareholder Service Plan (this "Plan") has been adopted by WT Mutual Fund (the "Fund") with respect to Class A, Class B and Class C shares of each of the portfolios of the Fund listed on Schedule A attached hereto (each a "Roxbury Portfolio" and together the "Roxbury Portfolios"). This Plan has been approved by a majority of the Board of Trustees of the Fund (the "Board"), including a majority of the Trustees who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of this Plan (the "non-interested Trustees"), by votes cast in person at a meeting called for the purpose of voting on this Plan.

SECTION 1. SERVICE AGREEMENTS; PAYMENTS

      (a) The Fund, on behalf of each Roxbury Portfolio, is authorized to enter into shareholder service agreements (the "Agreements"), substantially in the form attached hereto as Exhibit A (which has been approved by the Board), with financial institutions and other persons who provide services for and maintain shareholder accounts (the "Service Providers") as set forth in this Plan.

      (b) Pursuant to the Agreements, as compensation for the services described in Section 3 below, the Fund may pay the Service Provider a fee, as detailed under Section 2 below, from the Class A, Class B and Class C shares of the Roxbury Portfolio represented by the shareholder accounts for which the Service Provider maintains a service relationship.

      Provided, however, that no Roxbury Portfolio shall directly or indirectly pay any amounts, whether payments of fees pursuant to the Agreements or otherwise, that exceed any applicable limits imposed by law or the National Association of Securities Dealers, Inc.

      (c) Each Agreement shall contain a representation by the Service Provider that any compensation payable to the Service Provider in connection with an investment in the Class A, Class B and Class C shares of a Roxbury Portfolio of the assets of its customers (i) will be disclosed by the Service Provider to its customers, (ii) will be authorized by its customers, and (iii) will not result in an excessive fee to the Service Provider.

SECTION 2. SHAREHOLDER SERVICE FEE

      Pursuant to this Plan, the Fund shall daily accrue and monthly pay each Service Provider a shareholder service fee not to exceed the amount, as listed in Schedule I, per annum of the average daily net assets of the Class A, Class B and Class C shares of the Roxbury Portfolio with which the Service Provider maintains a service relationship.

SECTION 3. SERVICE ACTIVITIES

                                                               EXHIBIT 22(h)(iv)

      Service activities include (a) establishing and maintaining accounts and records relating to clients of a Service Provider; (b) answering shareholder inquiries regarding the manner in which purchases, exchanges and redemptions of Class A, Class B and Class C shares of a Roxbury Portfolio may be affected and other matters pertaining to such class of share's services; (c) providing necessary personnel and facilities to establish and maintain shareholder accounts and records; (d) assisting shareholders in arranging for processing of purchase, exchange and redemption transactions; (e) arranging for the wiring of funds; (f) guaranteeing shareholder signatures in connection with redemption orders and transfers and changes in shareholder-designated accounts; (g) integrating periodic statements with other shareholder transactions; and (h) providing such other related services as the shareholder may request.

SECTION 4. AMENDMENT AND TERMINATION

      (a) Any material amendment to this Plan shall be effective only upon approval of the Board, including a majority of the non-interested Trustees, pursuant to a vote cast in person at a meeting called for the purpose of voting on the amendment to this Plan.

      (b) This Plan may be terminated without penalty at any time by a vote of a majority of the Disinterested Trustees.

SECTION 5. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

      The Trustees of the Fund and the shareholders of each Roxbury Portfolio shall not be liable for any obligations of the Fund or of the Roxbury Portfolios under this Plan, and each Service Provider shall agree that, in asserting any rights or claims under this Plan, it shall look only to the assets and property of the Roxbury Portfolio to which such Service Provider's rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Fund or the shareholders of the Roxbury Portfolios.

Dated:  November 18, 2004

                                                               EXHIBIT 22(h)(iv)

                                   SCHEDULE A

PORTFOLIO NAME                   SHAREHOLDER SERVICE FEE
--------------                   -----------------------
Mid Cap                                   0.25%
Micro Cap                                 0.25%
Small Cap Growth                          0.25%